Exhibit 10.3

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of March 20, 2020 by and between the United States Commodity Funds, LLC (“USCF”) and each Limited Partnership or Trust identified on Exhibit A-2 hereto and The Bank of New York Mellon, a New York corporation authorized to do a banking business (“BNY Mellon”).

W I T N E S S E T H :

WHEREAS, USCF, each Limited Partnership and each Trust desires to retain BNY Mellon to provide for each of the funds identified on Exhibit A-2 hereto (each, a “Fund”) the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of USCF or a Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of such Fund as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time each Fund may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the board of directors, board of trustees, or the board of directors of the general partner, sponsor or manager, as applicable.

“Confidential Information” shall have the meaning given in Section 21 of this Agreement.

“Documents” shall mean such other documents, including but not limited to, Board resolutions, including resolutions of the Board authorizing the execution, delivery and performance of this Agreement by the Fund, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person reasonably believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean United States Commodity Funds, LLC, or any entity identified by USCF, a Limited Partnership or a Trust as the entity having primary investment responsibility with respect to such Limited Partnership or Trust.

“Limited Partnership” means each of the limited partnerships for which USCF serves as the general partner.

“NFA” means the National Futures Association.

“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Funds’ currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund.

“Organizational Documents” shall mean certified copies of a each Limited Partnership’s or Trust’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, or operating agreement, , as applicable, and with respect to each Fund, its confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to a Fund, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person reasonably believed in good faith by BNY Mellon to be an Authorized Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act and the 1934 Act.

“Shares” means the shares of beneficial interest of any Fund.

“Trust” means each of the Delaware statutory trusts for which USCF serves as the sponsor, and collectively, the “Trusts”.

2.      Appointment.

USCF on behalf of each Limited Partnership, each Trust and each Fund hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the administration and accounting services described herein, for the period and on the terms set forth in this Agreement. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth herein.

3.      Representations and Warranties of USCF, each Limited Partnership, each Trust and each Fund.

USCF hereby represents and warrants to BNY Mellon on behalf of USCF, each Limited Partnership, and each Trust, which representations and warranties shall be deemed to be continuing, that:

(a)               It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)               This Agreement has been duly authorized, executed and delivered by USCF in accordance with all requisite action of the USCF Board and constitutes a valid and legally binding obligation of USCF, enforceable in accordance with its terms;

(c)               USCF, each Limited Partnership, and each Trust is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(d)               USCF, each Limited Partnership, and each Trust is conducting its business in material compliance with all applicable laws and regulations, both state and federal, has made and will continue to make the necessary filings including tax filings to carry on its business as now conducted and has obtained the regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(e)               The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of the Funds. To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for the Fund would violate any applicable laws or regulations, the Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, net asset value or other computation, as the case may be, or, instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner that USCF or the Fund specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by USCF or the Fund that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(f)                The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to USCF, each Limited Partnership and each Trust in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to USCF or any affiliate of a Fund relating to this Agreement have been fully disclosed to the Board of USCF and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(g)               Each person named on Exhibit B hereto is duly authorized to be an Authorized Person of USCF and/or the Fund hereunder;

(h)               It has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information), each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY Mellon provides such calculation to Authorized Participants; and

(i)                 USCF acknowledges, agrees and covenants that, notwithstanding references to USCF included in this Agreement, the services contemplated by this Agreement are being provided to the Funds; provided, however, that USCF may issue Instructions in connection with the services for and on behalf of the Funds.

4.      Representations and Warranties of BNY Mellon:

BNY Mellon represents and warrants to USCF, each Limited Partnership and each Trust, which representations and warranties shall be deemed to be continuing, that:

(a)   BNY Mellon is a corporation, duly organized and existing under the laws of the State of New York

(b)   BNY Mellon is duly qualified to carry on its business in the State of New York;

(c)   BNY Mellon is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

(d)   all requisite corporate proceedings have been taken to authorize BNY Mellon to enter into and perform this Agreement;

(e)   BNY Mellon has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(f)    BNY Mellon has adopted and implemented written policies and procedures reasonably designed to comply with Rule 38a-1 under the 1940 Act; it will review the adequacy of such policies and procedures and will, on a quarterly basis, provide an attestation to the Funds as to whether there have been any material changes to such policies and procedures; and

(g)   It covenants that there shall remain throughout the term of this Agreement, in full force and effect (i) professional indemnity insurance, which is errors and omissions insurance, and (ii) errors and omissions insurance, protecting BNY Mellon against liability or loss for a breach of fiduciary responsibility, and the coverage limitations of such policy equal or exceed $10 million in the aggregate annually, and BNY Mellon agrees that it will not materially reduce any of such coverages while this Agreement is in effect.

5.      Delivery of Documents.

USCF shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon the Organizational Documents and Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

6.      Duties and Obligations of BNY Mellon.

(a)               Subject to the direction and control of USCF, each Fund and the provisions of this Agreement, BNY Mellon shall provide to each Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)               In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c)               BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, or other services normally performed by the Funds’ respective counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and each Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(d)               If USCF and the Funds determine that new or revised regulatory or other requirements necessitate expanding the scope of the services provided pursuant to this Agreement, BNY Mellon agrees to work in good faith to mutually agree upon modifications to the scope of services and related fees. For the avoidance of doubt, the scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Funds, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(e)               USCF on its own behalf and on behalf of each Limited Partnership, each Trust and each Fund, as applicable, shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund, or USCF in its behalf, to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by USCF and each Fund when acting in reliance upon such information, documents or advice relating to such Fund. All fees or costs charged by such persons shall be borne by USCF. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(f)                Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g)               Each Fund shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of a Fund’s liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. Each Fund shall also furnish BNY Mellon with bid, offer, or market values of securities if BNY Mellon notifies such Fund that same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Fund also may furnish BNY Mellon with bid, offer, or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

(h)               BNY Mellon may apply to an Authorized Person of USCF or any Fund for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for such Fund, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(i)                 BNY Mellon may, at USCF’s expense, consult with counsel to USCF, a Limited Partnership or a Trust or, at its own expense, its own counsel, and shall be fully protected with respect to anything done or omitted by it in accordance with the advice or opinion of such counsel provided that (i) BNY Mellon acted in good faith; and (ii) BNY Mellon’s actions are consistent with its rights and responsibilities under this Agreement.

(j)                 Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto. Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(k)               BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(l)                 BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by a Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Funds’ or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by a Fund or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m)             BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by such Fund.

(n)               BNY Mellon shall establish and maintain a disaster recovery plan and back-up system satisfying the requirements of its regulators (the “Disaster Recovery Plan and Back-Up System”). BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occurring directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above, provided that BNY Mellon has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if BNY Mellon had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure the BNY Mellon shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances. Nor shall BNY Mellon be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

7.      Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by USCF, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of those acting on behalf of such Fund, including any trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to such Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of the trustees or directors acting on behalf of a Fund and Fund shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify any trustees, directors, officers, managers, and/or members acting on its behalf, as may be applicable. BNY Mellon will bear its own expenses in connection with the performance of the services under this Agreement except as provided herein or as agreed to by the parties.

8.      Portfolio Compliance Services.

(a)               If Schedule I contains a requirement for BNY Mellon to provide the Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 8 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by each Fund and as mutually agreed between BNY Mellon and such Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b)               USCF, on behalf of each Fund, will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. USCF, on behalf of each Fund, agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. USCF, on behalf of each Fund, further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if USCF or the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, USCF or the Fund will notify BNY Mellon of such condition within one (1) business day after discovery thereof.

(c)               While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services, USCF’s and the Fund’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

9.      Regulatory Administration Services.

(a)               If Schedule I contains a requirement for BNY Mellon to provide the Fund with compliance support services and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 9 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b)               Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person.

(c)               All work product produced by BNY Mellon in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by USCF on behalf of the Fund and by the legal counsel for USCF on behalf of the Fund. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of USCF, on behalf of the Funds, and/or its chief compliance officer (the “CCO”), as applicable. BNY Mellon disclaims liability to the Fund and USCF, and USCF is solely responsible, for the selection, qualifications and performance of the CCO and the adequacy and effectiveness of the compliance program applicable to the Fund.

10.  Standard of Care; Indemnification.

(a)               In performing its duties under this Agreement, BNY Mellon shall exercise the standard of care and diligence that a professional provider of fund administration and accounting services would observe in these affairs. Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against a Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own bad faith, negligence or willful misconduct. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to any Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by or on behalf of the Fund, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of the bad faith, negligence or willful misconduct of BNY Mellon.

(b)               Each of USCF and each Fund shall, severally and not jointly, indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, negligence, or willful misconduct, or in reliance upon (i) any law, act, regulation or interpretation of the same, (ii) such Fund’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions, or (iv) any opinion of legal counsel for such Fund or BNY Mellon, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that neither USCF nor any Fund shall indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 10(a). This indemnity shall be a continuing obligation of USCF and each Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, USCF and each Fund, severally but not jointly, shall indemnify BNY Mellon and any BNY Mellon Affiliate against and save BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.                        Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described in Section 6(c) above or by or on behalf of a Fund;

II.                        Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Fund or otherwise without negligence, bad faith or willful misconduct;

III.                        Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel;

IV.                        Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V.                        The method of valuation of the securities and the method of computing each Fund’s net asset value; or

VI.                        Any valuations of securities, other assets, or the net asset value provided by a Fund.

(c)               Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

11.  Compensation.

For the services provided hereunder, USCF agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by USCF and BNY Mellon from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. In the event USCF fails to make payment of compensation owed to BNY Mellon, each Fund authorizes BNY Mellon to debit such Fund’s custody account for all amounts due and payable hereunder. BNY Mellon shall deliver to USCF invoices for services rendered. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.

12.  Records; Visits.

(a)       The books and records pertaining to each Trust and each Fund which are in the possession or under the control of BNY Mellon shall be the property of each Trust and each Fund, as applicable. USCF, each Trust and each Fund and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of USCF, a Trust or a Fund, copies of any such books and records shall be provided by BNY Mellon to USCF, a Trust or a Fund or to an Authorized Person, at USCF’s expense.

(b)       BNY Mellon shall keep all books and records with respect to each Fund’s books of account, records of each Fund’s securities transactions and all other books and records of each Fund, if any, listed in Schedule I. Except as otherwise authorized by USCF, the Funds or their agents, all such records (other than those which are not of a material nature) shall be preserved by BNY Mellon (x) for a period of at least six (6) years, unless delivered to a duly appointed successor or to the Funds and (y) in accordance with applicable Commodity Futures Trading Commission (“CFTC”) Regulation 1.31 in connection with the services provided hereunder. BNY Mellon agrees to assist the applicable Fund with their compliance with CFTC Regulation 4.23 by preparing and furnishing to the applicable Fund the statement required by paragraph (c)(2) thereof. BNY Mellon will maintain such other records as requested by USCF, each Trust or each Fund and received by BNY Mellon.

13.  Term of Agreement.

(a)       This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the third anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)       This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Fund or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c)       If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM on the 90th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)       Notwithstanding any other provision of this Agreement, BNY Mellon may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Fund upon the happening of any of the following: (i) the Fund commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Fund any such case or proceeding; (ii) the Fund commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property or there is commenced against the Fund any such case or proceeding; (iii) the Fund makes a general assignment for the benefit of creditors; or (iv) the Fund admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY Mellon may exercise its termination right under this Section 13(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY Mellon of its termination right under this Section 13(d) shall be without any prejudice to any other remedies or rights available to BNY Mellon and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18, notice of termination under this Section 13(d) shall be considered given and effective when given, not when received.

(e)       With respect to any Fund that is a series of a Delaware statutory trust identified on Exhibit A-1 (for the purposes of this Section 13(e), each, a “Delaware Trust”), BNY Mellon agrees to look solely to the assets of each series of such Delaware Trust (each, a “Trust Series”) and to USCF and its assets in respect of any claim against or obligation of such Trust Series. BNY Mellon acknowledges and agrees that liability of a Trust Series, as a series of a Delaware Trust, is limited pursuant to Section 3804(a) of the Delaware Statutory Trust Act, such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Trust Series shall be enforceable against the assets of such Trust Series only, and not against the assets of the Delaware Trust generally or the assets of any other series of the Delaware Trust, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to the Delaware Trust generally and any other series of the Delaware Trust shall be enforceable against the assets of such Trust Series.

14.  Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Fund to be bound thereby, and authorized or approved by such Fund’s Board.

15.  Assignment; Subcontracting.

(a)       This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by any Fund without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the affected Fund.

(b)        Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Funds thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Fund and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY Mellon, in the course of providing certain additional services requested by a Fund, including but not limited to, Typesetting, Money Market Fund or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and a Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)       As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, USCF will pay to BNY Mellon such fees as may be agreed to in writing by USCF and BNY Mellon. In the event USCF fails to make payment of such fees owed to BNY Mellon contemplated by this Section 15(c), each Fund authorizes BNY Mellon to debit such Fund’s custody account for all such fees. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.

16.  Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. Each party hereto hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

17.  Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

18.  No Waiver.

Each and every right granted to BNY Mellon hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon of any right preclude any other or future exercise thereof or the exercise of any other right. Each and every right granted to USCF, each Limited Partnership, each Trust and each of the Funds hereunder shall be cumulative and may be exercised from time to time. No failure on the part of USCF, a Limited Partnership, a Trust or a Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by USCF, a Limited Partnership, a Trust or a Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

19.  Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to USCF, at

United States Commodity Funds, LLC

1850 Mt. Diablo Blvd., Suite 640

Walnut Creek, CA 94596

Attention: John P. Love, President and CEO

with a copy to:

United States Commodity Funds, LLC

1850 Mt. Diablo Blvd., Suite 640

Walnut Creek, CA 94596

Attention: Daphne Frydman, General Counsel

if to BNY Mellon, at

BNY Mellon
2 Hanson Place
Brooklyn, NY 11217
Attention: ETF Operations

with a copy to:

The Bank of New York Mellon
240 Greenwich Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

20.  Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

21.  Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

22.  Confidentiality.

(a)   Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of USCF or a Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords USCF or a Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.

USCF and each of the Funds agree that any fee schedule contemplated by this Agreement will be treated as confidential and will only be shared with employees of the Investment Advisor, regulators, examiners, internal and external accountants, auditors, and counsel. USCF shall instruct its employees and regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to the fee schedule of USCF’s or the Fund’s obligations of confidentiality hereunder. Notwithstanding the foregoing, the parties understand that a summary description of the fees and aggregate amounts paid to BNY Mellon will need to be disclosed in the Offering Materials for each Fund. USCF and the Funds also agree that any description of the services provided to the Funds by BNY Mellon, which is to be included in the Funds’ Offering Materials, will be presented to BNY Mellon for review and approval, which approval shall not be unreasonably withheld.

The provisions of this Section 22 shall survive termination of this Agreement for a period of three (3) years after such termination.

(b) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Fund confirms that it is authorized to consent to the foregoing.

22. Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, and the Fund shall cause the Fund’s sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.

THE BANK OF NEW YORK MELLON By:____________________________ Name: Title: Date:

UNITED STATES COMMODITY FUNDS, LLC

By:_______________________________________
Name: John P. Love
Title: President and CEO

Date:

UNITED STATES COMMODITY FUNDS, LLC, as sponsor on behalf of the United States Commodity Index Funds Trust and each series thereof

By:_______________________________________
Name: John P. Love
Title: President and CEO

Date:

UNITED STATES COMMODITY FUNDS, LLC, as general partner on behalf of each of the United States Oil Fund, LP; the United States Natural Gas Fund, LP, the United States 12 Month Oil Fund, LP, the United States 12 Month Natural Gas Fund, LP, the United States Brent Oil Fund, LP, the United States Gasoline Fund, LP

By:_______________________________________
Name: John P. Love
Title: President and CEO

Date:

EXHIBIT A-1

United States Oil Fund, LP

United States Natural Gas Fund, LP

United States 12 Month Oil Fund, LP

United States 12 Month Natural Gas Fund, LP

United States Brent Oil Fund, LP

United States Gasoline Fund, LP

and

United States Commodity Index Funds Trust and each series thereof

EXHIBIT A-2

United States Oil Fund, LP

United States Natural Gas Fund, LP

United States 12 Month Oil Fund, LP

United States 12 Month Natural Gas Fund, LP

United States Brent Oil Fund, LP

United States Gasoline Fund, LP

United States Commodity Index Fund

United States Copper Index Fund

EXHIBIT B

I,       [Name]                       , of [Fund Name] , a [State] [corporation/trust] (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of ___________________, 201__, between the Fund and The Bank of New York Mellon.

Name	Position	Signature

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of each Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for each Trust or Fund, as applicable:

Prepare, Review and File Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K in accordance with U.S. GAAP and with deference to Sponsor preferences in a timely fashion

▪	Statements of Financial Condition
▪	Schedules of Investments
▪	Statements of Operations
▪	Statements of Changes in Shareholders’ Equity
▪	Statements of Cash Flows
▪	Notes to Financial Statements
▪	Trust Combined Statements

Review/Prepare other financial data included in the 10-Qs and 10-Ks.

Prepare Quarterly Reports on Form 10-Q for the Fund for each of the first three fiscal quarters of the Funds, and Annual Report on Form 10-K for the Funds fiscal year, or as requested by the sponsor. The preparation of each Form 10-Q and 10-K includes facilitating delivery of the filing to the printer, coordination of all printer and author edits, the review of printer drafts and the review of final printer invoices.

Upon review and approval of each form 10-K and 10-Q by the Sponsor’s Principal Financial Officer (or such person performing such functions), the Administrator shall coordinate the edgarization and filing, or cause to be edgarized and filed, such reports with the SEC, CFTC and/or NFA, as required, including any applicable executive officer certifications or other exhibits to such reports. The Administrator shall also coordinate with the printer a file that can be uploaded to the Sponsor’s Website.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for each Trust or Fund, as applicable:

Coordinate with Auditors the review of the quarterly report in the 10-K and the audit of the annual report in the 10-K, including weekly meetings, open item list, etc.

Prepare Monthly Statements in conformity with CFTC Regulations within 20 days after month end.

Prepare quarterly CPO-PQR reporting as applicable

Prepare Annual NFA-PFS reporting within a mutually agreed upon timeframe following the Funds fiscal year end.

Prepare and coordinate the Annual Shareholder Mailing within 90 days of the Funds’ fiscal year subject to final review by Sponsor in compliance with the requirements of CFTC Rule 4.22(c). BNY Mellon, in consultation with the Funds Sponsor, shall facilitate delivery of the filing to the printer. Such preparation includes the coordination of all printer and author edits, the review of printer drafts and review of final printer invoices.

II-1

Prepare Seed Statements as needed.

Determine monthly management fees payable and prepare authorizations for disbursements.

Prepare a quarterly report listing any known material errors/compliance violations that occurred with respect to BNY Mellon’s procedures.

Prepare, update and maintain regulatory calendars with respect to services provided by BNY Mellon.

As requested by the Sponsor, assist with requests for information/documentation from the SEC, CFTC, NFA, other regulatory authorities to the extent BNY Mellon is in possession of such information.

Provide the Sponsor sub-certifications relating to Sarbanes-Oxley attestation for Form 10-K, and Form 10-Q filings.

Assist with responses for inquiries from the SEC, NFA, and other regulatory authorities required

Establish expense accruals, maintain expense files and coordinate payment of invoices.

Monitor Expense reductions related to offering costs.

Prepare fund budgets and recommendations for adjustments as necessary.

Prepare Monthly Fund expense pro-formas.

Provide financial data for S-1/S-3 and other regulatory filings.

Prepare statistical reports for information services.

Calculate and maintain total return information.

Prepare performance data for S-1/S-3 as requested by Sponsor.

Coordinate and facilitate DCP meetings.

Assist in the preparation of Board and Audit Committee materials

TAX SERVICES

BNY Mellon shall provide the following tax services for each Fund:

Provide accounting and other data to the sponsor and its Tax Accountants in support of the preparation of the K-1’s and the related filings.

Prepare service provider 1099’s for each Fund, as necessary

II-2

OTHER ADMINISTRATION SERVICES

BNY Mellon shall provide the following other administration services for each Trust or Fund, as applicable:

Assist with and/or coordinate such other filings, notices and regulatory matters, including Form 8-K, on such terms and conditions as the parties hereto may mutually agree upon in writing from time to time.

Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list and any other information that may be required by rule or regulation.

At the request of the Fund Sponsor, review miscellaneous materials and reports prepared by Sponsor, auditors, outside Counsel, etc. and provide comments as appropriate.

Provide information, reports and data to the Trust and the or the USCF Chief Compliance Officer as may be reasonably requested, and cooperate with him/her and his/her staff in connection with their due diligence review of BNY Mellon’s services and internal compliance procedures, processes and controls.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services:

•	Assemble and distribute board materials for regular meetings of the Board of Directors including the drafting of agendas for a maximum of five (5) regular meetings of the Board of Directors per year.

•	Assemble and distribute audit committee materials for regular meetings of the Audit Committee of the Board of Directors including the drafting of agendas for a maximum of eight (8) regular meetings of the Audit Committee of the Board of Directors per year.

•	Attend (in-person or telephonically) regular meetings of the Board of Directors and draft minutes thereof.

•	Attend (in-person or telephonically) regular meetings of the Audit Committee of the Board of Directors and draft minutes thereof.

•	Maintain minute books for the Board of Directors and Audit Committee

II-3